MAGNACHIP SEMICONDUCTOR, LTD.

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of January 1, 2006, by and between MagnaChip Semiconductor, Ltd. a Korean limited liability company (the “Company”) and Jerry Baker, an individual residing in California, U.S.A. (“Consultant”). The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the parties agree as follows:

1. Services and Compensation. Consultant agrees to perform for the Company the services described in Schedule A (the “Services”), and the Company agrees to pay Consultant the compensation described in Schedule A for Consultant’s performance of the Services.

2. Confidentiality.

A. Definition. “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the term of this Agreement), software, developments, inventions, processes, formulas, technology, designs, drawing, engineering, hardware configuration information, marketing, finances or other business information. Confidential Information does not include information that (i) is known to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure.

B. Nonuse and Nondisclosure. Consultant will not, during or subsequent to the term of this Agreement, (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or (ii) disclose the Confidential Information to any third party. Consultant agrees that all Confidential Information will remain the sole property of the Company. Consultant also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Without the Company’s prior written approval, Consultant will not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with the Company.

C. Former Client Confidential Information. Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer of Consultant or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any. Consultant also agrees that Consultant will not bring onto the Company’s premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

D. Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that, during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

E. Return of Materials. Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will deliver to the Company all of the Company’s property, including but not limited to all electronically stored information and passwords to access such property, or Confidential Information that Consultant may have in Consultant’s possession or control.

F. Reverse Engineering. Unless and except to the extent expressly authorized by Company to do so, Consultant will not attempt to reverse engineer, de-encrypt, or otherwise derive the design, internal logic, structure or inner workings (including algorithms and source code) of any software, products, models, prototypes, or other items provided by Company that use, embody, or contain Confidential Information.

3. Ownership.

A. Assignment. Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, developed or reduced to practice by Consultant, solely or in collaboration with others, during the term of this Agreement that relate in any manner to the business of the Company that Consultant may be directed to undertake, investigate or experiment with or that Consultant may become associated with in work, investigation or experimentation in the Company’s line of business in performing the Services under this Agreement (collectively, “Inventions”), are the sole property of the Company. Consultant also agrees to assign (or cause to be assigned) and hereby assigns fully to the Company all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions.

B. Further Assurances. Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions. Consultant also agrees that Consultant’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.

C. Pre-Existing Materials. Subject to Section 3.A above, Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention developed under this Agreement any pre-existing invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (i) Consultant will inform Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention. Consultant will not incorporate any invention, improvement, development, concept, discovery, or other proprietary information owned by any third party into any Invention without Company’s prior written permission.

D. Attorney-in-Fact. Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 3.A above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant.

4. Conflicting Obligations.

A. Conflicts. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude Consultant from complying with the provisions of this Agreement. Consultant will not enter into any such conflicting agreement during the term of this Agreement. Consultant’s violation of this Section 4.A will be considered a material breach under Section 6.B below.

B. Substantially Similar Designs. In view of Consultant’s access to the Company’s trade secrets and proprietary know-how, Consultant agrees that Consultant will not, without Company’s prior written approval, design identical or substantially similar designs as those developed under this Agreement for any third party during the term of this Agreement and for a period of 24 months after the termination of this Agreement. Consultant acknowledges that the obligations in this Section 4 are ancillary to Consultant’s nondisclosure obligations under Section 2 above.

5. Reports. Consultant also agrees that Consultant will, from time to time during the term of this Agreement or any extension thereof, keep the Company advised as to Consultant’s progress in performing the Services under this Agreement. Consultant further agrees that Consultant will, as requested by the Company, prepare written reports with respect to such progress. The Company and Consultant agree that the time required to prepare such written reports will be considered time devoted to the performance of the Services.

6. Term and Termination.

A. Term. The term of this Agreement will begin on the date of this Agreement and will continue until terminated as provided in Section 6.B below.

B. Termination. Either party may terminate this Agreement upon giving the other party thirty (30) days prior written notice of such termination pursuant to Section 11.E below. The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement.

C. Survival. Upon such termination, all rights and duties of the Company and Consultant toward each other shall cease except:

(1) The Company will pay, within 30 days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Section 1 above; and

(2) Section 2 (Confidentiality), Section 3 (Ownership), Section 4 (Conflicting Obligations), Section 7 (Independent Contractor; Benefits), Section 8 (Indemnification), Section 9 (Restrictions) and Section 10 (Arbitration and Equitable Relief) will survive termination of this Agreement.

7. Independent Contractor; Benefits.

A. Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance, except as expressly provided in Schedule A.

B. Benefits. Consultant is not entitled to or eligible for any benefits that Company may make available to its employees, such as group insurance, profit-sharing, or retirement benefits. Because Consultant is an independent contractor, Company will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on behalf of Contractor. If, notwithstanding the foregoing, Consultant is reclassified as an employee of Company, or any affiliate of Company, by the U.S. Internal Revenue Service, the U.S. Department of Labor, or any other federal or state or foreign agency as the result of any administrative or judicial proceeding, Consultant agrees that Consultant will not, as the result of such reclassification, be entitled to or eligible for, on either a prospective or a retrospective basis, any employee benefits under any plans or programs established or maintained by Company.

C. Reimbursement of Expenses. Consultant will be reimbursed for all reasonable and appropriately substantiated out-of-pocket expenses incurred by Consultant at the request of Company, in the course of rendering services pursuant to this Agreement. All expenses must be pre-approved in writing by Company.

D. Taxes. Consultant shall bear any taxes, fees or other charges which Korean law or authorities may impose on Consultant regarding payment under Section 1 above. Because Consultant is an independent contractor, the Company will not withhold or make payments for any employment-related taxes or benefits. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, employee benefits, and labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant or Consultant’s partners, agents or its employees.

E. Compliance with Law. Consultant shall have full and sole responsibility for compliance with all applicable laws and labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship or other form of business organization, and with respect to Consultant’s partners, agents, subcontractors and employees, including, but not limited to, payment of taxes, social security, worker’s compensation, unemployment and disability insurance coverage requirements and any Korean or other nation’s immigration requirements.

F. Certification. Consultant will provide Company with certifications and records (including, as appropriate, copies of Consultant’s tax returns) as Company may request from time to time, during or after the term of this Agreement, to verify that Contractor has complied with this Section 7.

8. Indemnification. Consultant agrees to indemnify and hold harmless the Company and its affiliates, directors, officers, agents and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees or agents, (ii) a determination by a court or agency that Consultant is not an independent contractor, (iii) any breach by Consultant or Consultant’s assistants, employees or agents of any of the covenants contained in this Agreement, (iv) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (v) any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement. Consultant may not agree to settle any third-party claim, suit or action for which the Company (or any of its affiliates, agents or employees) is or may be entitled to indemnification hereunder without the Company’s prior written consent.

9. Restrictions.

A. Nonsolicitation. From the date of this Agreement until 12 months after the termination of this Agreement (the “Restricted Period”), Consultant will not, without the Company’s prior written consent, directly or indirectly, solicit or encourage any employee or contractor of the Company or its affiliates to terminate employment with, or cease providing services to, the Company or its affiliates. During the Restricted Period, Consultant will not, whether for Consultant’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with any person who is or during the period of Consultant’s engagement by the Company was a partner, supplier, customer or client of the Company or its affiliates.

B. Competitive Engagements. Consultant agrees that during the Restricted Period, Consultant will not directly or indirectly be or become an officer, director, employee, owner, co-owner, affiliate, partner, promoter, agent, representative, designer, consultant, advisor, manager, licensor, sublicensor, licensee or sublicensee of, for or to, or otherwise be or become associated with or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any person, firm, corporation or other business organization that directly or indirectly competes with any current or planned business or activity of Company; provided, however, that Consultant may, without violating this Section 9, own, as a passive investment, shares of capital stock of a publicly-held corporation that competes with the Company if (i) such shares are actively traded on an established national securities market, (ii) the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by Consultant collectively represents less than one percent of the total number of shares of such corporation’s capital stock outstanding, and (iii) Consultant is not otherwise associated directly or indirectly with such corporation or with any affiliate of such corporation.

10. Arbitration and Equitable Relief.

A. Arbitration. Any dispute arising under or by virtue of this Agreement or any difference of opinion between the parties hereto concerning their rights and obligations under this Agreement shall be finally resolved by arbitration. Such arbitration proceedings shall take place in Seoul in accordance with the applicable rules of arbitration of the International Chamber of Commerce (“ICC”) by one or more arbitrators appointed in accordance with such rules, but the proceedings shall be conducted in English language. The decision of the arbitration proceedings shall be final and binding upon parties.

B. Remedy. Except as provided by the applicable ICC rules, arbitration will be the sole, exclusive, and final remedy for any dispute between the Company and Consultant. Accordingly, except as provided by such rules, neither the Company nor Consultant will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding the foregoing, the arbitrators will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrators shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

C. Availability of Injunctive Relief. In addition to the right under the applicable ICC rules to petition a court for provisional relief, Consultant agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of Section 2 (Confidentiality), Section 3 (Ownership), or Section 4 (Conflicting Obligations) of this Agreement or any other agreement regarding trade secrets, confidential information, or nonsolicitation. In the event either the Company or Consultant seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys’ fees.

D. Voluntary Nature of Agreement. Consultant acknowledges and agrees that Consultant is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Consultant further acknowledges and agrees that Consultant has carefully read this Agreement and has asked any questions needed to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that Consultant is waiving its right to a jury trial. Finally, Consultant agrees that Consultant has been provided an opportunity to seek the advice of an attorney of Consultant’s choice before signing this Agreement.

11. Miscellaneous.

A. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Republic of Korea, without giving effect to the principles of conflict of laws.

B. Assignability. Except as otherwise provided in this Agreement, Consultant may not sell, assign, or delegate any rights or obligations under this Agreement. Upon prior written notice to Consultant, the Company may assign its rights to any affiliate of the Company, provided that such affiliate agrees in writing to assume all rights and responsibilities of the Company hereunder.

C. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement.

D. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E. Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party’s address or facsimile number written below or at such other address or facsimile number as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective five (5) business days after mailing in accordance with this Section 11.E.

(1)	If to the Company, to:

MagnaChip Semiconductor Ltd.

891 Daechi-dong, Gangnam-gu

Seoul 135-738 Korea

Attention: General Counsel

Telephone: 82-2-3459-3073

Facsimile: 82-2-3459-3898

(2) If to Consultant, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company.

F. Attorneys’ Fees. In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.

G. Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

H. Language. For purposes of interpretation or resolving ambiguities, this Agreement, as executed in English, will prevail over any translation.

(Remainder of Page Intentionally Left Blank.)

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

CONSULTANT JERRY BAKER	MAGNACHIP SEMICONDUCTOR, LTD.

/s/ Jerry Baker	By:	/s/ Youm Huh

Name:

Title:

Address for Notice:

[Signature Page to Consulting Agreement]

SCHEDULE A

Services and Compensation

1. Contact. Consultant’s principal Company contact:

Name: Youm Huh

Title: President and CEO

2. Services.

a. Location. The Services shall be performed in Seoul, Korea, and at Consultant’s home in California, U.S.A., but Consultant shall travel at the direction of the Company to the extent and to the places necessary for the performance of Consultant’s duties to the Company.

b. Hours. Consultant shall perform the Services for the Company on a part-time basis of no less than [10] work hours per month or as otherwise agreed upon by Consultant and the Company.

c. Description of the Services. The Services shall include, but shall not be limited to, the following: advisory services regarding business development, marketing, executive recruiting, and strategic direction for the company’s products and technology.

3. Compensation.

a. Invoices. Within five days of the end of every calendar month, Consultant shall submit to the Company a written invoice for Services and expenses, and such statement shall be subject to the approval of the contact person listed above or other designated agent of the Company.

b. Payment. In consideration of the Services rendered by Consultant hereunder, the Company agrees to pay Consultant US$60,000 per annum, one-twelfth of which is payable within five business days of the receipt by the Company of the monthly written invoice from Consultant, plus reasonable travel expenses that have been prior approved in writing by the Company.

c. Travel Expenses. Consultant must provide receipts for all travel expenses. Allowable expenses for approved travel include: (i) international business class air travel from Consultant’s home to the work location for performance of the Services; (ii) surface travel expenses; (iii) hotels and other lodging charges; and (iv) telecommunication costs related to the purpose of the travel.

Accepted and agreed as of January 1, 2006.

CONSULTANT JERRY BAKER	MAGNACHIP SEMICONDUCTOR, LTD.

By:

Name:

Title: